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                                                                   EXHIBIT 99.10


                                  MILACRON INC.
                             SHARES OF COMMON STOCK
                      OFFERED PURSUANT TO RIGHTS GRANTED TO
                         RECORDHOLDERS OF MILACRON INC.

Dear Stockholder:

         This letter is being distributed by Milacron Inc. (the "Company") to holders of record ("Recordholders") of shares of its common stock (other than any common stock received upon conversion of the Company's 6.0% Series B Convertible Preferred Stock), as of 5:00 p.m., New York City time, on
            , 2004 (the "Record Date"), whose addresses are outside the United States and Canada or who have an APO or FPO address, in connection with a rights offering (the "Rights Offering") of nontransferable subscription rights (the "Rights") to subscribe for and purchase shares of the Company's common
stock. The Rights are described in the Company's prospectus dated          ,
2004 (the "Prospectus").

      The Rights will expire at 5:00 p.m., New York City time, on           ,
2004, subject to extension at the Company's discretion (the "Expiration Date").
The Rights Offering will not be extended to a date beyond           , 2004. As
described in the accompanying Prospectus, you are being granted 0.452 Rights for each share of the Company's common stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The number of rights granted to each Recordholder will be rounded up to the nearest whole number. Each Right will allow you to purchase one share of common stock (the "Subscription Privilege") at the cash price of $2.00 per share (the "Subscription Price"). You may exercise all or a portion of the Rights granted to you.

         The Rights will be exercisable pursuant to subscription certificates (the "Subscription Certificates"). A Subscription Certificate will not be mailed to you, but will be held by the subscription agent for your account. To exercise Rights, you must send a letter of instruction indicating the number of Rights that you elect to exercise, together with payment of the Subscription Price in full for each share of common stock subscribed for pursuant to the Subscription Privilege, to the subscription agent. The number of Rights to which you are entitled can be determined by multiplying 0.452 by the number of shares of the Company's common stock that you owned of record as of 5:00 p.m., New York City time, on the Record Date, and rounding the product up to the nearest whole number. If you have any questions regarding the number of Rights to which you are entitled, feel free to contact Innisfree M&A Incorporated at one of the numbers listed below. To calculate the Subscription Price, multiply the number of Rights you elect to exercise by $2.00. Payment may be made only in U.S. dollars by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to "Mellon Investor Services LLC." The subscription agent must receive your letter of instruction with payment of the Subscription Price, including final clearance of any checks, at or prior to 5:00 p.m., New York City time, on the Expiration Date. Uncertified personal checks used to pay the Subscription Price must be received by the subscription agent at least five days before the Expiration Date to allow sufficient time for the check to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to consider, in the alternative, payment by means of certified check, bank draft or money order. FAILURE TO SEND A LETTER OF INSTRUCTION WITH THE CORRECT
PAYMENT TO THE SUBSCRIPTION AGENT WILL RESULT IN YOUR NOT BEING ABLE TO
EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

         Your letter of instruction and payment of the Subscription Price must be delivered to the subscription agent at one of the following addresses:

By Mail:                                 By Overnight Courier:                  By Hand:
Milacron Inc.                            Milacron Inc.                          Milacron Inc.
c/o Mellon Investor Services LLC         c/o Mellon Investor Services LLC       c/o Mellon Investor Services LLC
Attn:  Reorganization Dept.              Attn:  Reorganization Dept.            Attn:  Reorganization Dept.
P.O. Box 3301                            85 Challenger Road                     120 Broadway, 13th Floor
South Hackensack, NJ 07606               Mail Drop-Reorg                        New York, NY 10271
                                         Ridgefield Park, NJ 07660

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DELIVERY TO AN ADDRESS OR BY A METHOD OTHER THAN THOSE SET FORTH ABOVE DOES NOT
CONSTITUTE VALID DELIVERY.

         Innisfree M&A Incorporated will act as our information agent to respond to any questions you may have regarding the number of Rights granted to you and the mechanics of exercising your Rights. All questions, requests for assistance or requests for additional copies of the prospectus should be directed to the information agent at the address and telephone numbers set forth below:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                               New York, NY 10022

         If you are a shareholder in the U.S. or Canada, you should call 1-877-825-8631 (toll-free). If you are a shareholder outside the U.S. and Canada, you should call 1-646-822-7426.

Very truly yours,

MILACRON INC.